As filed with the Securities and Exchange Commission on March 06, 2017

Registration No. 333-214755

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Presidio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5045	47-2398593
(State or other jurisdiction of incorporation)	(Primary Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Penn Plaza, Suite 2832

New York, New York 10119

(212) 652-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Cagnazzi

Chief Executive Officer

Presidio, Inc.

One Penn Plaza, Suite 2832

New York, New York 10119

(212) 652-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Elliot Brecher Senior Vice President and General Counsel Presidio, Inc. One Penn Plaza, Suite 2832 New York, New York 10119 (212) 652-5700	Andrew J. Nussbaum Gordon S. Moodie Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Ian D. Schuman Stelios G. Saffos Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

Explanatory Note

Presidio, Inc. (alternately, the “Registrant”, “Presidio”, “we”, “us”, “our” and other similar terms) is filing this Amendment No. 5 (the “Amendment”) to its Registration Statement on Form S-1 (File No. 333-214755) as an exhibits only filing to file Exhibits 5.1 and 23.1. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Presidio in connection with the issuance and distribution of the securities being registered. All amounts are estimates, except the SEC registration, Financial Industry Regulatory Authority, Inc. and stock exchange filing and listing fees. All expenses below are payable by the Registrant.

SEC registration fee	$35,543
NASDAQ filing fee and listing fee	25,000
Transfer agent and registrar fees	4,500
Printing and engraving expenses	1,500,000
Legal and accounting fees and expenses	3,000,000
Financial Industry Regulatory Authority, Inc. filing fee	46,500
Miscellaneous	388,457

Total	$5,000,000

Item 14. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation.

Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Our Amended Certificate provides for the indemnification of directors and officers to the fullest extent permitted by the DGCL. Our Amended Certificate also provides that, in any action initiated by a person seeking indemnification, we shall bear the burden of proof that the person is not entitled to indemnification.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Our Amended Certificate includes such a provision.

Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. Our Amended Certificate permits us to maintain insurance, at our expense, to protect us or any directors or officers of the company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement contains certain provisions pursuant to which certain officers, directors and control persons of the Registrant may be entitled to be indemnified by the underwriters named therein.

Item 15. Recent Sales of Unregistered Securities.

Set forth below in chronological order is certain information regarding securities issued by the Registrant during the three years preceding the filing of this registration statement in transactions that were not registered under the Securities Act, including the consideration, if any, received by the Registrant for such issuances. None of these transactions involved any underwriters or any public offerings. Each of these transactions was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act or Regulation D or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering. With respect to each transaction listed below, no general solicitation was made by either the Registrant or any person acting on its behalf; the recipient of our securities agreed that the securities would be subject to the standard restrictions applicable to a private placement of securities under applicable state and federal securities laws; and appropriate legends were affixed to the certificates issued in such transactions.

Management Rollover

Upon the closing of our acquisition by certain investment funds affiliated with or managed by Apollo Global Management, LLC and its subsidiaries, including Apollo Investment Fund VIII, L.P., along with their parallel investment funds, certain employees and officers were offered the opportunity to exchange (1) shares of Presidio Holdings, Inc., a Delaware corporation, common stock for shares of our common stock and/or (2) options to purchase Presidio Holdings, Inc., a Delaware corporation, common stock for options to purchase our common stock. As a result, on February 2, 2015, certain employees and officers received 2,937,948 shares and 1,770,688 options to purchase our common stock, as follows:

•	811,190 options to purchase our common stock with an exercise price of $0.76;

•	793,972 options to purchase our common stock with an exercise price of $1.43;

•	110,904 options to purchase our common stock with an exercise price of $3.13; and

•	54,622 options to purchase our common stock with an exercise price of $3.82.

Common Stock Purchased and Stock Options Granted Pursuant to Employee Benefit Plans

During the three years preceding the date of this filing, certain of our current and former officers, directors and employees purchased an aggregate of 605,398 shares of our common stock pursuant to the equity plans then in effect:

•	On June 10, 2015, 550,000 shares were purchased by two of our directors at a price of $5.00 per share.

•	On June 15, 2015, 10,000 shares were purchased by an employee at a price of $5.00 per share.

•	On December 15, 2015, 23,856 shares were purchased by an employee who exercised stock options with an exercise price of $1.43 per share.

•	On July 12, 2016, 7,176 shares were purchased by an employee who exercised stock options with an exercise price of $0.76 per share.

•	On July 12, 2016, 3,766 shares were purchased by an employee who exercised stock options with an exercise price of $3.13 per share.

•	On October 31, 2016, 600 shares were purchased by an employee who exercised stock options with an exercise price of $5.00 per share.

•	On November 1, 2016, 5,000 shares were purchased by an employee who exercised stock options with an exercise price of $5.00 per share.

•	On January 18, 2017, 5,000 shares were purchased by an employee who exercised stock options with an exercise price of $5.00 per share.

In addition, during the same period, we granted certain of our directors, officers and employees the following options relating to shares of our common stock pursuant to the equity plans then in effect:

•	On March 11, 2015, 6,532,000 options with an exercise price of $5.00 per share.

•	On May 5, 2015, 20,000 options with an exercise price of $5.00 per share.

•	On June 5, 2015, 60,000 options with an exercise price of $5.00 per share.

•	On October 1, 2015, 39,746 options with an exercise price of $6.29 per share.

•	On November 1, 2015, 30,000 options with an exercise price of $6.29 per share.

•	On February 26, 2016, 231,006 options with an exercise price of $8.75 per share.

•	On May 19, 2016, 95,000 options with an exercise price of $8.75 per share.

•	On August 10, 2016, 71,428 options with an exercise price of $8.75 per share.

•	On November 11, 2016, 44,618 options with an exercise price of $10.98 per share.

•	On December 12, 2016, 22,770 options with an exercise price of $10.98 per share.

Common Stock Purchased and Stock Options Granted Pursuant to Acquisitions

Upon closing of our acquisition of Sequoia Worldwide LLC and Netech Corporation, certain officers and employees of the target companies received as part of the purchase price an aggregate of 1,417,032 shares of our common stock. In addition, at closing, we granted certain officers and directors of these companies the following options relating to shares of our common stock:

•	On November 24, 2015, 115,430 options with an exercise price of $8.75 per share were granted to certain employees of Sequoia Worldwide LLC.

•	On February 1, 2016, 452,570 options with an exercise price of $8.75 per share were granted to certain employees of Netech Corporation.

Senior Notes

On February 2, 2015, we sold $250,000,000 of 10.25% Senior Notes due 2023 to certain initial purchasers pursuant to a Purchase Agreement dated January 30, 2015. This issuance was covered by the exemption in Section 4(a)(2) of the Securities Act. The notes are guaranteed by certain of our subsidiaries and are unsecured.

Senior Subordinated Notes

On February 2, 2015, we sold $150,000,000 of 10.25% Senior Subordinated Notes due 2023 to certain initial purchasers pursuant to a Purchase Agreement dated January 30, 2015. This issuance was covered by the exemption in Section 4(a)(2) of the Securities Act. Such notes are guaranteed by certain of our subsidiaries and are unsecured.

Item 16. Exhibits, Financial Statements and Financial Statement Schedules.

(a)	Exhibits

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i)

for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the

Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the sixth day of March, 2017.

PRESIDIO, INC.

By:	/s/ Robert Cagnazzi
	Name:	Robert Cagnazzi
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Robert Cagnazzi Robert Cagnazzi	Chief Executive Officer and Director (Principal Executive Officer)	March 6, 2017

/s/ Paul Fletcher Paul Fletcher	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 6, 2017

* Matthew H. Nord	Director	March 6, 2017

* Christopher L. Edson	Director	March 6, 2017

* Giovanni Visentin	Director and Chairman of the Board	March 6, 2017

* Joseph Trost	Director	March 6, 2017

* Todd H. Siegel	Director	March 6, 2017

* Pankaj Patel	Director	March 6, 2017

* Salim Hirji	Director	March 6, 2017

* Steven Lerner	Director	March 6, 2017

* By:	/s/ Robert Cagnazzi
Robert Cagnazzi, as Attorney-in-Fact

Index to Exhibits

Exhibit No.	Description of Exhibit

1.1**	Form of Underwriting Agreement.

3.1**	Form of Amended and Restated Certificate of Incorporation of Presidio, Inc.

3.2**	Form of Amended and Restated Bylaws of Presidio, Inc.

4.1**	Indenture governing the 10.25% Senior Notes due 2023, dated as of February 2, 2015 (the “Senior Notes Indenture”), among Presidio Holdings Inc., as Issuer (the “Senior Notes Issuer”), the Subsidiary Guarantors party thereto from time to time, and Wilmington Trust, National Association, as Trustee.

4.2**	Indenture governing the 10.25% Senior Subordinated Notes due 2023, dated as of February 2, 2015 (the “Subordinated Notes Indenture”), among Presidio Holdings Inc., as Issuer (the “Subordinated Notes Issuer”), the Subsidiary Guarantors party thereto from time to time, and Wilmington Trust, National Association, as Trustee.

4.3**	First Supplemental Indenture, dated as of January 12, 2016, among the Senior Notes Issuer, Presidio Infrastructure Solutions LLC, as a New Subsidiary Guarantor, and Wilmington Trust, National Association, as Trustee, under the Senior Notes Indenture.

4.4**	First Supplemental Indenture, dated as of January 12, 2016, among the Subordinated Notes Issuer, Presidio Infrastructure Solutions LLC, as a New Subsidiary Guarantor, and Wilmington Trust, National Association, as Trustee, under the Subordinated Notes Indenture.

4.5**	Form of common stock certificate of Presidio, Inc.

4.6**	Form of Amended Management Stockholders Agreement.

4.7**	Form of Apollo Stockholders Agreement.

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.

10.1**	Credit Agreement, dated as of February 2, 2015, among Presidio Holdings Inc., as Holdings, Presidio IS LLC, as Intermediate Holdings, Presidio LLC, as Company and a Borrower, Presidio Networked Solutions LLC, as a Borrower, the Lenders Party Thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.

10.2**	Incremental Assumption Agreement and Amendment No. 1, dated as of May 19, 2015, among Presidio Holdings Inc., Presidio IS LLC, Presidio LLC, Presidio Networked Solutions LLC, the Subsidiary Loan Parties Party Thereto, the Refinancing Term Lender Party Thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.

10.3**	Incremental Assumption Agreement and Amendment No. 2, dated as of February 1, 2016, among Presidio Holdings Inc., Presidio IS LLC, Presidio LLC, Presidio Networked Solutions LLC, the Subsidiary Loan Parties Party Thereto, the Incremental Term Lender Party Thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.

10.4**	Incremental Assumption Agreement and Amendment No. 3, dated as of May 27, 2016, among Presidio Holdings Inc., Presidio IS LLC, Presidio LLC, Presidio Networked Solutions LLC, the Subsidiary Loan Parties Party Thereto and Credit Suisse AG, Cayman Islands Branch, as Incremental Term Lender and as Administrative Agent.

10.5**	Second Amended and Restated Receivables Purchase Agreement, dated as of February 2, 2015, among Presidio Capital Funding LLC, as Seller, Presidio LLC, as Servicer, the Sub-Servicers Party Thereto, and PNC Bank, National Association, as Administrator.

Exhibit No.	Description of Exhibit

10.6**	Amendment No. 1 to the Second Amended and Restated Receivables Purchase Agreement and Reaffirmation of Performance Guaranty, dated as of February 8, 2016, among Presidio Capital Funding LLC, as Seller, Presidio LLC, as Servicer, Presidio Networked Solutions LLC, as Sub-Servicer, Presidio IS LLC, as Performance Guarantor and PNC Bank, National Association, as Administrator.

10.7**	Third Amended and Restated Credit Agreement, dated February 28, 2014, between Castle Pines Capital LLC and Presidio Networked Solutions Group, LLC (f/k/a INX LLC and as successor to Bluewater Communications Group LLC).

10.8**	First Amendment to the Third Amended and Restated Credit Agreement, dated March 26, 2014, between Castle Pines Capital LLC and Presidio Networked Solutions Group, LLC (f/k/a INX LLC and as successor to Bluewater Communications Group LLC).

10.9**	Acknowledgement and Second Amendment to the Third Amended and Restated Credit Agreement, dated November 25, 2014, between Castle Pines Capital LLC and Presidio Networked Solutions Group, LLC.

10.10**	Third Amendment to the Third Amended and Restated Credit Agreement, dated February 1, 2016, among Presidio Networked Solutions Group, LLC, Presidio Infrastructure Solutions LLC and Castle Pines Capital LLC.

10.11+**	Systems Integrator Agreement by and between Cisco Systems, Inc. and Presidio Networked Solutions LLC (f/k/a The Presidio Corporation) dated as of May 14, 2002 (as amended on June 3, 2002, July 12, 2006, April 23, 2007, March 28, 2008, February 10, 2009, March 14, 2011, January 25, 2012, March 1, 2012, March 15, 2013 April 16, 2013, May 17, 2013, July 30, 2013, September 12, 2013, December 13, 2013, February 20, 2014, March 10, 2014, February 26, 2016, May 3, 2016, July 1, 2016, August 5, 2016, September 8, 2016, November 8, 2016, January 10, 2017 and February 7, 2017) (with addendums dated as of October 13, 2011, December 21, 2012, May 2, 2013 and February 3, 2014).

10.12**	Lease by and between 4C Realty, LLC and Presidio Networked Solutions LLC, dated September 17, 2014.

10.13**	Incremental Assumption Agreement and Amendment No. 4, dated as of January 19, 2017, among Presidio Holdings Inc., Presidio IS LLC, Presidio LLC, Presidio Networked Solutions LLC, the Subsidiary Loan Parties Party Thereto and Credit Suisse AG, Cayman Islands Branch, as Refinancing Term Lender and as Administrative Agent.

10.14**	Form of Indemnification Agreement.

10.15**	Form of Presidio, Inc. Amended and Restated 2015 Long-Term Incentive Plan.

10.16**	Form of Rollover Option Agreement under the Amended and Restated 2015 Long-Term Incentive Plan.

10.17**	Form of Option Agreement under the Amended and Restated 2015 Long-Term Incentive Plan.

10.18**	Form of Presidio, Inc. Executive Bonus Plan.

10.19**	Form of Presidio, Inc. 2017 Long-Term Incentive Plan.

10.20**	Form of Option Agreement under the 2017 Long-Term Incentive Plan.

10.21**	Form of Amended and Restated Employment Agreement, by and between Presidio, Inc. and Robert Cagnazzi.

Exhibit No.	Description of Exhibit

10.22**	Employment Agreement, by and between Presidio, Inc. and Paul Fletcher dated as of September 30, 2010.

10.23**	Form of Employment Agreement, by and between Presidio, Inc. and David Hart.

10.24**	Form of Employment Agreement, by and between Presidio, Inc. and Elliot Brecher.

10.25**	Form of Employment Agreement, by and between Presidio, Inc. and Vinu Thomas.

10.26**	Form of Presidio, Inc. Employee Stock Purchase Plan.

10.27**	Form of Stay Bonus Agreement.

10.28**	Letter to Dr. Steven Lerner, dated as of February 6, 2017.

10.29**	Notes Purchase Agreement, by and among Presidio, Inc. and Deutsche Bank AG, London Branch, dated as of February 15, 2017.

10.30**	Letter to Pankaj Patel, dated as of May 16, 2016.

21.1**	Subsidiaries of Presidio, Inc.

23.1	Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1).

23.2**	Consent of RSM US LLP.

23.3**	Consent of Gartner, Inc.

24.1**	Power of Attorney (included in signature pages).

*	To be filed by amendment.
**	Previously filed.
+	Portions of this exhibit have been omitted pursuant to a confidential treatment request. This information has been filed separately with the SEC.